Transactions Subject to 10f-3 Report

Fund	Issuer/Security Description
Issuer in Operation less than or equal to 3 years* (Y/N) Cusip
Offering Type
(US Registered, Eligible Muni, Eligible Foreign, 144A)
Offering Date	Trade Date	Shares Purchased
Unit Price of Offering	Price Paid Per Unit
Underwriting Spread	Total Price Paid by Fund
Firm Commitment Underwriting (Y/N)
Underwriter From Whom the Fund Purchased
Total Shares Offered	Total Size of the Offering
Total Shares Purchased by Sub-adviser
Total Price Paid by the Fund Plus Total Price
	paid For Same Securities Purchased By the
	Same Sub-adviser
% of Offering	Listing of ALL Syndicate members
Affilate lead or co-lead manager? (Y/N)

Transamerica Bond	Barclays PLC
Y	06738EAW5	US Registered
5/2/2017	5/2/2017	690,000
100.00 		100.00 		0.45%
690,000		Y
Barclays
2,000,000,000.00 	2,000,000,000.00
9,235,000.00 		9,235,000.00 	0.46%
Barclays Capital, ANZ Securities,
Bank of Nova Scotia, BNY Mellon, BBVA, CIBC,
Commonwealth Bank of Australia,
Drexel Hamilton, Mischler, Natixis, Nomura,
PNC Capital, Santander, SMBC Nikko,
Standard Chartered Bank, SunTrust,
SwedBank, US Bancorp, Williams Capital
N

Transamerica Bond
Halcon Resources Corp - HKUS 6.75 02/15/2025
Y	40537QAN0	144A
2/9/2017	02/0/2017	340,000
$100 		$100 		1.75%
340,000		Y
JP Morgan Chase Securities
850,000,000.00 		850,000,000.00
 			7,715,000.00




1) The Sub-Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair comparied to underwritings of similar securities during a comparable period of time.
In determining which securities are comparable, the Sub-Adviser has considered the factors set forth in the Fund's 10f-3 procedures.

2) For munis purchased from syndicate manager, initial to confirm that the purcahse was not designated as a group sale

INITIAL


3) If affiliate was lead or co-lead manager the instruction
"The Sub-adviser's affiliate cannot receive any credit for the securities purchased on behalf of the Fund." was give to the syndicate brokers.

INITIAL


Sub-Adviser certification


* Not applicable to munis. In the case of munis (a) they must be sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time and (b) either: (i) they must be subject to no grater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, they must be subject to a minimal or low amount of credit risk.